News Release
Contact: Ashis Bhattacharya - Investor Relations - 641-585-6414 - abhattacharya@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES BOARD OF DIRECTORS APPROVE
QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE
Bryan Hughes to Succeed Sarah Nielsen as Treasurer and Chief Accounting Officer

FOREST CITY, IOWA, May 24, 2017 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States recreation vehicle manufacturer, today announced that on May 24, 2017, the Company’s Board of Directors approved a quarterly cash dividend of $0.10 per share payable on July 26, 2017, to common stockholders of record at the close of business on July 12, 2017.

Winnebago Industries also announced today that Chief Financial Officer Bryan Hughes has been appointed by the Board of Directors to the offices of Treasurer and Chief Accounting Officer, effective June 3, 2017. He replaces Sarah Nielsen, who is resigning from those offices and will be leaving the Company effective June 2, 2017.

About Winnebago
Winnebago industries is a leading U.S. manufacturer of recreation vehicles under the Winnebago and Grand Design brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers and fifth wheel products. Winnebago has multiple facilities in Iowa, Indiana, Oregon and Minnesota. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

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